Welcome to the
2011 Annual Meeting

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No.  333-174331
May 19, 2011

TrustCo Bank Corp NY (“TrustCo”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents TrustCo has filed with the SEC for more complete information about TrustCo and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, TrustCo, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-670-4110.

Shareholder Assembly Agenda

•State of the Industry / Economy

•Financial Performance
•Performance vs. Peers & Stock Performance
•Dividend Record and Capital

•Future Plans
•Things to be Proud Of

•Questions and Answers

•Economic Conditions - Unemployment Level
                                                                                               - Housing Market
•Increasing Regulation
•Government Intervention - Unwinding
•Large Deficits / Low Interest Rates / Rising
 Inflation / Rising Taxes
•Asset Quality
State of the Industry

Return on Average Assets (%)

Return on Average Equity (%)

Efficiency Ratio (%)

Non-performing Assets Ratio (%)

Loan and Deposit Growth ($000)

# of Branches  54 56 62 69 74 83 91 107 124 132 134
Branches and Deposits ($000)

TrustCo vs. Peers in 2010
	TrustCo	Peers*
Return on Average Equity	11.48%	4.72%
Return on Average Assets	0.77%	0.55%
Efficiency Ratio	50.77%	61.41%
*All banking institutions covered by SNL Financial with assets of $2 to $10 billion as of December 31, 2010
  Ratios reflect the full year 2010

3-Year Stock Performance
*Through April 21, 2011

Cash Dividends Paid: 2000 to 2010
	TrustCo	Peers*
Dividend Payout Ratio	88.9%	39.6%
Cash Dividends Paid	$425.5 Million	$86.4 Million
*All banking institutions covered by SNL Financial with assets of $2 to $10 billion as of December 31, 2010

Capital Planning

• Regulatory Landscape
 • Dodd-Frank, Basel III, Bank Regulators driving higher capital requirements
 • Goal - 8% capital level
• Asset Growth
 • Branch expansion program
 • Capital to support growth
• Shelf Registration
 • Filed with SEC today
 • Raise capital as needed
 • Variety of capital instruments - including common equity
• Facilitates Increasing Capital
 • Flexibility

Community Relations / Contributions
• We provide both significant employee involvement and financial contributions to many worthy organizations in our market area
• In 2010 we provided 278 organizations with cash contributions
• Total contributions in 2010 were over $430,000
• We examine what types of need are most pressing and focus much of our giving in those areas
• Health care and education were among the areas we focused on during 2010

 • “Banking’s Top Performers” - ABA Banking Journal
 • 12th out of 129 banks with over $3 billion of assets for 2010
 • Top 30 of “Top 150 Performers” - Bank Director Magazine,
 2008-2010
 • Top 20 of “Top 100 Thrifts” - SNL Thrift Investor, 2005-
 2010 .
 • Top 10 of “Top 200 Mid Tier Banks” - US Banker
 Magazine, 2007-2009
Things to be Proud Of

2011 Annual Meeting
Questions and Answers

2011 Annual Meeting
Thank You for Attending